Exhibit 10.1

ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (“Agreement”) is made and entered into as of the 1st day of January, 2013 (“Effective Date”), by and between Stone Pillar Advisors, Ltd. (“Stone Pillar”), and Community Bank Wheaton/Glen Ellyn with its parent company Community Financial Shares, Inc. (“Client”).

WITNESSETH:

WHEREAS, Client desires to retain Stone Pillar as an independent contractor to perform certain advisory services as more fully described in this Agreement, and Stone Pillar desires to be engaged by Client to perform such advisory services in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Advisory Services. Client hereby engages Stone Pillar for the purpose of providing, and Stone Pillar hereby agrees to provide to Client (a) the services described on Exhibit A, and (b) such additional services as may be agreed from time to time by Stone Pillar and Client (the “Services”). Upon a request for additional services, Stone Pillar shall submit to Client a change order form describing the changes, including, as applicable, the impact of such changes on schedules, fees and expenses.

In connection with the foregoing, Stone Pillar shall devote such of its time to the performance of the Services hereunder as shall be mutually agreed upon between Stone Pillar and Client; provided, however, that the parties specifically acknowledge and agree that the time and effort that Stone Pillar devotes to the performance of Services hereunder may vary from time to time and Client shall give Stone Pillar reasonable advance notice of the Services which it may request hereunder and shall work with Stone Pillar to establish a mutually acceptable time frame and schedule which allows Stone Pillar to meet other obligations to third parties. Nothing contained herein shall be deemed to prohibit Stone Pillar or its officers and consultants from providing similar Services for, accepting employment with or rendering Services, to any other party.

Stone Pillar represents and warrants to Client that (i) Stone Pillar is qualified to provide the Services required by this Agreement as and when required hereunder, and (ii) Stone Pillar has all right, power and due authority to perform the Services required by the this Agreement. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, STONE PILLAR MAKES NO OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES TO Client OR ANY THIRD PARTY; AND ALL OTHER REPRESENTATIONS, WARRANTIES, AND/OR GUARANTEES, EXPRESS OR IMPLIED, AND WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE SPECIFICALLY AND EXPRESSLY DISCLAIMED, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY.

Client acknowledges that the Services are advisory in nature, and Client is solely responsible for the management and operation of its business. Under no circumstances shall Stone Pillar be responsible or have any liability for any losses incurred by Client with respect to Client’s activities. Client acknowledges that it is a sophisticated financial institution and is solely responsible for such investment, capital, lending and other transactions. Client agrees to consult with its tax and accounting advisors as may be necessary in connection with any such transactions and Stone Pillar shall have no liability hereunder for any adverse tax, regulatory or accounting consequences incurred by Client as a result of Client’s following any advice or strategy suggested by Stone Pillar.

2.    Term. The term of this Agreement shall commence as of the Effective Date and shall continue thereafter for twelve months. This Agreement shall be automatically renewed for successive three-month terms unless either party provides written notice of termination to the other party at least sixty (60) days before the date of the expiration of the then-current term.

3.    Fees and Expenses. In consideration of the Services to be performed by Stone Pillar hereunder, Client shall from time to time pay to Stone Pillar the fees and charges set forth on Exhibit B (“Fees”), which is hereby incorporated by reference. Except as expressly set forth in this exhibit, the Fees are deemed to include all expenses incurred by Stone Pillar in providing the Services. Client shall remit to Stone Pillar each Monthly Fee within five (5) business days of the end of each calendar month. Stone Pillar shall invoice Client for any additional expenses agreed to by Client relating to such Services, which shall be payable ten (10) days after receipt of such invoice.

4.    Independent Consultant. Client and Stone Pillar acknowledge and agree that in performing the Services hereunder Stone Pillar is acting as an independent contractor and advisor or consultant of Client. Nothing contained herein or otherwise shall be construed in such a manner as to create the relationship of principal and agent between Client and Stone Pillar or the relationship of employer/employee between Client and Stone Pillar.

5.    Indemnification.

(a)    Client shall indemnify and hold harmless Stone Pillar from any and all losses, suits, actions, judgments, penalties, fines, costs, damages, liabilities or claims of any kind or nature, whether joint or several (including, without limitation, reasonable legal or any other expenses) as they are incurred by Stone Pillar in connection with the preparation for or defense of any action, claim or proceeding or threatened action, claim or proceeding, whether or not resulting in any liability (all of the foregoing being collectively defined as the “Indemnified Claims”) to which Stone Pillar may become subject or liable or which may be incurred by or assessed against Stone Pillar under any statute, common law, contract or otherwise, relating to or arising out of this Agreement or the Services performed pursuant to this Agreement (including, without limitation, any claims by creditors of, or parties adverse to, Client); provided, however, that Client shall not be liable to Stone Pillar in any such case solely to the extent that any such Indemnified Claim is found by a court of competent jurisdiction to have resulted solely and exclusively and as a direct and proximate cause from Stone Pillar’s willful misconduct or gross negligence in the performance of the Services hereunder. Promptly after receipt by Stone Pillar of notice of the occurrence of an Indemnified Claim, or any claim or the commencement of any action or proceeding with respect to which indemnity may be sought against Client, Stone Pillar will notify Client in writing of the commencement thereof. The indemnity and expense reimbursement agreements and obligations set forth herein (including the employment of counsel satisfactory to Stone Pillar and the payment of the reasonable fees and expenses of such counsel) shall be in addition to any other rights, remedies or indemnification which Stone Pillar may have or be entitled to at common law or otherwise, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Stone Pillar.

(b)    Reasonable expenses (including court costs and attorneys’ fees) incurred by Stone Pillar who is or is threatened to be made a party to a proceeding or action shall be paid by Client at reasonable intervals in advance of the final disposition of any such proceeding after receipt by Client of a written undertaking by or on behalf of Stone Pillar to repay the amount paid or reimbursed by Client if it shall ultimately be determined that Stone Pillar is not entitled to be indemnified by Client as set forth in this Section 5.

(c)    The indemnification provided by this Section 5 shall continue as to Stone Pillar upon termination of this Agreement and shall survive such termination and shall inure to the benefit of the heirs, executors and administrators of Stone Pillar.

6.    No Claims for Consequential Damages. Client shall not in any action or proceeding, or otherwise, assert any claim for special, indirect or consequential damages against Stone Pillar on account of any loss, cause, damage or expense which Client may suffer or incur because of any act or omission of Stone Pillar in the performance of the Services hereunder and Client hereby expressly waives all such claims.

7.    Confidentiality.

(a)    Stone Pillar agrees that it shall not, at any time during the term of this Agreement and any time thereafter, except in the interest and for the benefit of Client, directly or indirectly use or disclose any Confidential Information (as defined herein) of Client. Nothing in this Agreement shall prevent Stone Pillar, after the termination of this Agreement, from using general skills and knowledge gained while serving as an advisor or consultant to Client. Nothing in this Paragraph 7 shall be construed to supersede or limit the common law of torts or statutory or other protection of trade secrets where such law provides Client with greater protections than those provided in this Paragraph 7.

(b)    The term “Confidential Information” shall mean all proprietary information of Client which has value to Client and which is not known to the public or Client’s competitors, generally. Confidential Information includes, but is not limited to: (1) information which is marked or otherwise designated as confidential or proprietary by Client; and (2) information received by Client from others which Client has an obligation to treat as confidential. The term “Confidential Information” does not include, and the obligations set forth in this Paragraph 7 do not apply to, any information which: (i) can be demonstrated by Stone Pillar to have been known by it prior to this Agreement with Client; (ii) is or becomes generally available to the public through no act or omission of Stone Pillar; (iii) is obtained by Stone Pillar in good faith from a third party who discloses such information to Stone Pillar on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Stone Pillar outside the scope of its duties under this Agreement without use of Confidential Information.

(c)    Stone Pillar acknowledges and agrees that an award of monetary damages would be an inadequate remedy for any breach by Stone Pillar of the provisions of this Section 7. Accordingly, Client shall be entitled, in addition to any other rights or remedies that may be available to it, to seek injunctive relief for any breach by Stone Pillar or threatened breach of the provisions of this Section 7.

(d)    As a further protection for Client’s confidentiality of information, Stone Pillar further agrees that it will not, without prior written consent of the Client:

i).	for the term of the Agreement and one year following the termination of the Agreement, have an executive officer of Stone Pillar serve on the Board of Directors of any commercial bank or bank holding company with assets below $1 billion with headquarters in DuPage County, IL or any other county in which Client maintains a banking office, or
ii).	for the term of the Agreement and one year following the termination of the Agreement, directly or indirectly (other than by general advertising or similar non-targeted methods) solicit any officer of Client for employment at another banking organization, or
iii).	for the term of the Agreement and one year following the termination of the Agreement, directly or indirectly (other than by general advertising or similar non-targeted methods) solicit commercial customers of client to move any part of their banking relationship to another banking organization.
iv).	for the term of the Agreement, provide services described in Exhibit A, items 1.(c), (e) or (g) to any commercial bank or bank holding company with assets below $1 billion with headquarters in DuPage County, IL or any other county in which Client maintains a banking office

8.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.    Notices. All communications or notices required or permitted by this Agreement will be in writing and will be deemed to have been given at the earlier of the date when actually delivered to an officer of a party or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as set forth on the signature page, unless and until any of such parties notifies the others.

10.    Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties; provided, however, that Stone Pillar may, without consent of Client, assign this Agreement and the related rights and obligations to any company owned in whole or in part by Donald H. Wilson and which is intended to succeed to the advisory and consulting business described herein.

11.    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.    Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not be deemed a waiver by such party of any subsequent breach.

13.    Entire Agreement. All terms, covenants and conditions of this Agreement are contained herein and there are no other warranties, obligations, covenants or understandings (whether oral or written) between the parties hereto with respect to the subject matter hereof. No amendment or modification hereto or hereunder shall be effective unless in writing signed by an authorized signatory of both parties to this Agreement.

14.    Governing Law. This Agreement and all questions of its interpretation, performance, enforceability and the rights and remedies of the parties hereto shall be determined in accordance with the laws of Illinois and all suits with respect hereto shall be instituted in courts having their forum within the State of Illinois.

15    Execution in Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original but all of which will together constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names as of the date first above written.

Community Bank Wheaton/Glen Ellyn Community Financial Shares, Inc.		STONE PILLAR ADVISORS. Ltd.

By:		By:
Name:	Scott Hamer	Name:	Donald H. Wilson
Title:	President and CEO	Title:	Chairman and CEO
Address:	357 Roosevelt Rd. Glen Ellyn, IL 60137	Address:	300 Concord Dr. Brookfield, WI 53005
E-mail:	shamer@cbwge.com	E-mail:	don.wilson@stonepillaradvisors.com

EXHIBIT A

DESCRIPTION OF SERVICES

Subject to the terms hereof, on and after the Effective Date, Stone Pillar is prepared to provide or deliver those services for Client as described below:

1.	Services – provide support to executive management to:

a.	Cleanse balance sheet of OREO and NPL portfolio as efficiently as possible
i.	Clarify operative constraints (e.g. capital ratios, Texas ratio, etc.)
ii.	Optimize price discovery opportunities
iii.	Determine trade-offs between one-off trades and pooled trades
iv.	Develop mechanism for on-going transactions to maintain acceptable credit profile

b.	Determine run-rate earnings base and create post-recap budget objectives
i.	Detailed expense review and rationalization
ii.	Review of product pricing and structure

c.	Evaluate risk and opportunities of existing and potential lines of business
i.	Mortgages
ii.	HELOCs
iii.	Investment Center
iv.	Church lending
v.	Leasing
vi.	Asset-based lending
vii.	Indirect lending
viii.	Deposit products

d.	Analyze and recommend objectives and controls on interest rate and liquidity risk
i.	Exposure measures
ii.	Process and assumption review
iii.	Develop target ranges for position
iv.	Integrate risk targets into budget process
v.	Quantification of effects of product rate floors or similar embedded options

e.	Analyze and recommend portfolio structure, in context of rate risk objectives
i.	Clarification of convexity exposure
ii.	Potential expansion of product set, with appropriate controls and measures

f.	Evaluate, update and integrate primary risk policies

g.	Enhance credit sales and control process
i.	Identify vendors and process for an annual 3rd party loan review
ii.	Develop and implement robust prospecting, sales tracking and closing process
iii.	Determine appropriate level of segregation between sales and credit process

h.	Review and enhance marketing program
i.	Review current objectives, expenditures and measures of effectiveness
ii.	Develop new strategies and support implementation in cost effective manner

i.	Solidify performance measurement systems and objectives
i.	Primary focus on core deposit generation
ii.	Condense and focus executive management and Board reporting packages

j.	Participate in core system conversion and implementation
i.	Identify opportunities for product additions or enhancements
ii.	Maximize effectiveness of client Treasury management product offering
iii.	Optimize management reporting flexibility in system implementation
iv.	Design system to incorporate growth objectives of organization

k.	Prepare organization for acquisition/expansion opportunities
i.	Develop relationship network with bank executives in target markets and relevant investment bankers
ii.	Identify and quantify strategic objectives for expansion (branch purchase, bank purchase, asset portfolio purchase, etc.)
iii.	Develop framework for due diligence process
iv.	Provide regular updates to Board

l.	Other objectives as mutually agreed

2.	Consultants assigned
a.	Stone Pillar expects to have consultants working on-site at client offices, with some work being done off-site as well. Client agrees to provide reasonable office facilities with on-line access for on-site work. Consultants assigned to this engagement are Don Wilson and Doug Howe, with the potential for additional support as needed.

EXHIBIT B

FEES AND EXPENSES

Retainer:	None

Services Fee:	The Monthly Fee for services is $31,250.

Expenses:	During the term of this Agreement, Client shall promptly pay or reimburse Stone Pillar for all reasonable and necessary business expenses incurred by Stone Pillar for travel beyond a 100 mile radius from Wheaton IL in connection with the Services, including, without limitation, reasonable travel costs, living expenses, out-of-pocket expenses, and related costs. Stone Pillar shall submit an itemized account of such expenditures and such proof as may be reasonably necessary to establish to the satisfaction of Client that the expenses incurred by Stone Pillar were ordinary and necessary business expenses incurred by Stone Pillar on behalf of Client.